INDEX TO EXHIBITS

         99.1     Press Release dated March 6, 2003.

News Release                                                      EXHIBIT 99.1

Refocus
10300 North Central Expressway, Suite 104
Dallas, TX  75231
214-368-0200
214-368-0332-Fax

FOR MORE INFORMATION:

Contact
David Doolittle
Ketchum for Refocus
404-879-9266
david.doolittle@ketchum.com

              REFOCUS ACQUIRED BY PRESBY CORP IN MERGER TRANSACTION

            Merger Coincides with Private Placement of $12.5 Million

Dallas, Texas, March 6, 2003--Refocus Group, Inc. ("Refocus") (RFCG.OB) announced today the close of a private placement with commitments totaling $12.5 million as described below, and the simultaneous merger with Presby Corp ("Presby"). The combined company will operate under the name Refocus and will assume and execute Presby's business plan as its sole business. Refocus' (Presby's) strategic partner, Atlanta based CIBA Vision, the eye care unit of Novartis AG (NYSE: NVS) is a lead investor in the private placement. Refocus' shares will be listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, RFCG.OB. The company has applied for listing on the American Stock Exchange.

Refocus (formerly Presby) is a Dallas-based medical device company engaged in the research and development of surgical treatments for human eye disorders. The combined company inherits multiple domestic and international patents directed to methods, devices and systems for the treatment of presbyopia, ocular hypertension, primary open angle glaucoma and other eye disorders. The company's most mature products are the patented PresVIEW(TM) (*) implant and related mechanical incision device for the surgical treatment of presbyopia, primary open angle glaucoma and ocular hypertension in the human eye.

Terence A. Walts, Refocus' President and Chief Executive Officer, stated, "The private placement and merger transactions are significant to Refocus for three reasons. First, they support plans to re-launch the PresVIEW surgical procedure in Europe this year via our strategic partner CIBA Vision. The re-engineered PresVIEW procedure and protocol incorporate numerous improvements, including ultrasound mapping for precise implant location and a mechanical incision device for consistent depth of implant. Second, the company can now proceed (pending FDA approval) to FDA Phase II clinical trials in the United States for these indications in 2003. Finally, we believe that completion of these transactions in the context of challenging capital market conditions demonstrates strong support for the Refocus story and the significant market potential anticipated for this technology and product."

In 2002, CIBA Vision licensed certain of Refocus' patented technology and obtained global marketing rights for these products. CIBA Vision plans to begin manufacturing and marketing the PresVIEW brand for launch in Europe and Canada in 2003. The proceeds from Refocus' private placement will be used in part to fund US Food and Drug Administration (FDA) clinical trials, expand global patents and invest in continued research and development.

About Presbyopia, Ocular Hypertension and Glaucoma

Presbyopia (Greek for "old eye") is a vision disorder impacting virtually 100% of the population at or after age 40. The disorder compromises near vision, making it difficult to focus to do "near" tasks such as reading the newspaper. External lenses such as bifocals and reading glasses are the principal standards of care today. Laser vision correction (LASIK) has been largely unsuccessful in addressing this disorder to date.

Ocular hypertension and glaucoma are medical conditions involving elevated pressure within the eye. Both involve potential permanent damage to the optic nerve in the back of the eye and, in the case of glaucoma, can lead to blindness. Both glaucoma and ocular hypertension are chronic and irreversible once diagnosed. Currently, glaucoma pharmaceuticals are the standard of care for these conditions, and represent a $1.2 billion drug category in the United States in 2002.

The PresVIEW surgical procedure addresses each of these disorders by re-establishing natural tissue spacing surrounding the crystalline lens--allowing (in the case of presbyopia) the eye to accommodate or focus near, and allowing (in the case of ocular hypertension and glaucoma) for the outflow and natural stabilization of intraocular pressure.

About the Private Placement Transaction

The private placement will be completed in three tranches, the first of which closed today and resulted in gross proceeds to the company of $5.75 million. The remaining commitments will be funded in subsequent tranches subject to the satisfaction of certain conditions.

The securities sold by Refocus in the private placement and the merger have not been registered under the Securities Act of 1933 and may not be sold in the United States absent registration of an applicable exemption from the registration requirements of the Securities Act.

About CIBA Vision and Novartis AG

With worldwide headquarters in Atlanta, CIBA Vision is a global leader in research, development and manufacturing of optical and ophthalmic products and services, including contact lenses, lens care products and ophthalmic surgical products. CIBA Vision products are available in more than 70countries. For more information, visit the CIBA Vision website at www.cibavision.com.

Novartis AG (NYSE: NVS) is a world leader in pharmaceuticals and consumer health. In 2002, the Group's businesses achieved sales of CHF 32.4 billion (USD
20.9 billion) and a net income of CHF 7.3 billion (USD 4.7 billion). The Group invested approximately CHF 4.3 billion (USD 2.8 billion) in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ about 72,900 people and operate in over 140 countries around the world. For further information please consult www.novartis.com.

About  Refocus

Refocus, as successor to Presby Corp, is a medical device company based in Dallas, Texas engaged in the research and development of treatments for eye disorders. Refocus owns over 150 domestic and international patents, the vast majority directed to methods, devices and systems for the treatment of presbyopia, ocular hypertension, primary open angle glaucoma, macular degeneration and other eye disorders. Refocus has licensed certain of its patented technology to CIBA Vision, the eye care unit of Novartis AG.

FORWARD LOOKING STATEMENTS:

This release contains certain "forward-looking statements," relating to the business of Refocus, which can be identified by the use of forward-looking terminology such as "believes," expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Refocus is under no obligation to (and expressly disclaim any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(*) PresVIEW(TM) is a registered trademark of CIBA Vision.


                                       ###